SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement	[_] Soliciting Material Under Rule 14a-12
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials

SOS STAFFING SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

——————————————————————————————
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: ———————————————————————————————————————
(2)	Aggregate number of securities to which transaction applies: ———————————————————————————————————————
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

———————————————————————————————————————
(4)	Proposed maximum aggregate value of transaction: ———————————————————————————————————————
(5)	Total fee paid: ———————————————————————————————————————

[_]	Fee paid previously with preliminary materials:

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ———————————————————————————————————————
(2)	Form, Schedule or Registration Statement No.: ———————————————————————————————————————
(3)	Filing Party: ———————————————————————————————————————
(4)	Date Filed: ———————————————————————————————————————

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 18, 2001
SOS STAFFING SERVICES, INC.

To the Shareholders of
SOS STAFFING SERVICES, INC.:

     The Annual Meeting of Shareholders of SOS Staffing Services, Inc. (the “Company”) will be held at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah, 84101 on Friday, May 18, 2001, at 1:30 p.m., Mountain Daylight Time (the “Annual Meeting”). The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

(i)	To elect three directors of the Company, each to serve until the 2004 annual meeting of shareholders and until their respective successors have been duly elected and qualified;

(ii)	To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 30, 2001; and

(iii)	To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 26, 2001 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS By: /s/ John K. Morrison ——————————————————— JOHN K. MORRISON Vice President, General Counsel and Secretary

April 23, 2001

IMPORTANT

     Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please date, complete, sign and mail the enclosed proxy without delay in the enclosed postage paid envelope. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

THIS PAGE INTENTIONALLY LEFT BLANK

SOS Staffing Services, Inc.
1415 South Main Street
Salt Lake City, UT 84115

PROXY STATEMENT

Annual Meeting of Shareholders
May 18, 2001

SOLICITATION OF PROXIES

     This Proxy Statement is being furnished to the shareholders of SOS Staffing Services, Inc., a Utah corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”), for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 18, 2001, at 1:30 p.m., Mountain Daylight Time, at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah, 84101, or at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 23, 2001.

     The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING

     The Board of Directors has fixed the close of business on Monday, March 26, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). As of the Record Date, there were issued and outstanding 12,691,398 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

     Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the three director nominees; FOR the ratification of the appointment of Arthur Andersen LLP to serve as the Company’s independent auditors for the fiscal year ending December 30, 2001 and, in the discretion of the proxy holder, as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company at the address set forth above a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

     A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as “represented” for the purpose of determining the presence or absence of a quorum. Under Utah law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting. In the election of directors, the three nominees receiving the highest number of votes will be elected. For the approval of the proposed ratification of the selection of Arthur Andersen LLP to be the Company’s independent auditor for the 2001 fiscal year, the votes cast in favor of the proposal must exceed the votes cast against the proposal.

PROPOSAL 1
ELECTION OF DIRECTORS

     At the Annual Meeting, three directors of the Company are to be elected, each to serve a three-year term expiring at the annual meeting of shareholders to be held in 2004 and until their successors shall be duly elected and qualified. Unless otherwise directed, the persons named in the proxy intend to cast all proxies received for the election of Jack A. Henry, Brad L. Stewart and JoAnn W. Wagner to serve as directors upon their nomination at the Annual Meeting. Each of the aforementioned individuals has advised the Company of his or her willingness to continue to serve as a director of the Company. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the Board of Directors. The three nominees receiving the highest number of votes at the Annual Meeting will be elected.

     On August 17, 2000, the Board of Directors expanded the number of directors from seven to eight and appointed Brad L. Stewart as a director to serve until the Annual Meeting.

     On April 11, 2001, Samuel C. Freitag resigned as a director of the Company. On April 11, 2001, the Board of Directors appointed Jack A. Henry as a director to serve the remainder of Mr. Freitag’s term, which expires at the Annual Meeting.

     On April 19, 2001, Richard J. Tripp resigned as a director of the Company to be effective April 20, 2001 in connection with the elimination of his position as Senior Vice President of the Company. The Board of Directors reduced the number of directors from eight to seven upon Mr. Tripp’s resignation.

     In addition to the directors to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated. Stanley R. deWaal and Randolph K. Rolf are currently serving terms that expire at the annual meeting of shareholders to be held in the 2002 calendar year. R. Thayne Robson and Thomas K. Sansom are currently serving terms that expire at the annual meeting of shareholders to be held in the 2003 calendar year.

Directors and Executive Officers

     The directors, nominees and executive officers of the Company, their ages and present positions with the Company are as follows:

Name	Age	Position
JoAnn W. Wagner	61	Director (Chairman), Chief Executive Officer
		and President

W. B. Collings	61	Vice President, Treasurer and Assistant
		Secretary

Stanley R. deWaal	66	Director

Dennis N. Emery	50	Senior Vice President of Finance and
		Controller

Kevin Hardy	37	Senior Vice President and Chief Financial
		Officer

Jack A. Henry	57	Director

John K. Morrison	39	Vice President, General Counsel and Secretary

R. Thayne Robson	71	Director

Randolph K. Rolf	59	Director

Thomas K. Sansom	62	Director, Senior Vice President and
		Commercial Division President

Brad L. Stewart	43	Director

3

Nominees for Election as Directors

     Certain biographical information with respect to each nominee is set forth below.

     Jack A. Henry was appointed as a director on April 11, 2001. In 2000, Mr. Henry retired as the Managing Partner of the Phoenix, Arizona office of Arthur Andersen LLP , a position he had held for 18 years. Mr. Henry had joined Arthur Andersen in 1966 and was made a partner in 1976. Mr. Henry was active in the leadership of Arthur Andersen, including serving on the firm’s Nominating Committee and on the Chairman’s Advisory Committee. Mr. Henry currently serves on the board of directors of Harris Trust Bank of Arizona, an Arizona Bank, and Simula, Inc., a public Phoenix-based corporation engaged in the manufacture of occupant safety systems for air, ground and sea vehicles. Mr. Henry also is active in the Phoenix community. He is past Chairman of the Arizona Chamber of Commerce and is President of the Greater Phoenix Leadership, where he previously served as Chairman. He is currently Co-Chair of the Violence Prevention Initiative and sits on the City of Phoenix 2001 Bond Election Committee. Mr. Henry has served on several other civic oriented boards and committees. Mr. Henry holds a BBA and an MBA from the University of Michigan.

     Brad L. Stewart joined the Company in December 1999 as Executive Vice President and Chief Financial Officer, a position he held until August 2000. In August 2000, Mr. Stewart was appointed to the board of the directors of the Company. Mr. Stewart is currently Senior Vice President and Chief Financial Officer of Tomax Corporation, a Salt Lake City, Utah- based company that provides host-to-store software systems for retail chains, including headquarters, in-store processing, and point of sale. From October 1998 until December 1999, Mr. Stewart was the acting Chief Financial Officer of The Murdock Group (“Murdock”), an employment service business in Salt Lake City, Utah. From 1995 through 1998, Mr. Stewart served as Chief Operating Officer of Marker International, Inc. (“Marker”), Salt Lake City, Utah, a manufacturer of ski and snowboard equipment and outerwear, where he was responsible for the operations of eleven subsidiaries located in Canada, Germany, Japan, Switzerland and the United States. From 1991 through 1995, Mr. Stewart was Marker’s Chief Financial Officer. Prior to working for Marker, Mr. Stewart was employed for more than seven years by Arthur Andersen LLP in Phoenix, Arizona and Atlanta, Georgia. Mr. Stewart has a B.S. in Accounting from Brigham Young University. Mr. Stewart is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Arizona Society of Certified Public Accountants.

     JoAnn W. Wagner has been Chief Executive Officer of the Company since October 1998. Ms. Wagner has served as Chairman of the Board of Directors of the Company since February 1998. Additionally, Ms. Wagner was appointed President of the Company in March 1999. From September 1997 until her appointment as Chief Executive Officer, Ms. Wagner served as Executive Vice President of Corporate Development. From August 1997 until her appointment as Chairman, Ms. Wagner served as Vice Chairman of the Board. Ms. Wagner has been a director of the Company since July 1995. From July 1995 through August 1997, Ms. Wagner was an independent consultant to the temporary staffing industry, including the Company. From January 1994 through July 1995, Ms. Wagner was engaged as an independent consultant to Interim Services Inc. (“Interim Services”). From January 1991 until January 1994, Ms. Wagner served as the Vice President of Market Development for Interim Services. From November 1987 until January 1991, Ms. Wagner served as the President and a director of Interim Systems Corporation, a publicly-traded corporation engaged in the temporary staffing business, which was acquired by H&R Block, Inc. in 1991. Ms. Wagner served as President of American Staffing Association (“ASA”), formerly the National Association of Temporary Staffing Services (“NATSS”), from 1991 to 1992.

Directors Whose Terms of Office Continue

     Certain biographical information with respect to continuing directors is set forth below.

     Stanley R. deWaal was elected a director of the Company in May 1995. Mr. deWaal is currently Vice President of Century Business Services, a business service firm in Salt Lake City, Utah. Mr. deWaal was President and a director of DeWaal, Keeler & Co., a Utah professional corporation of certified public accountants, from 1975, when Mr. deWaal co-founded the firm, until November 1999, when the firm was purchased by Century Business Services. Mr. deWaal has been a licensed Certified Public Accountant since 1967. Mr. deWaal also currently serves as a member of the Board of Directors of the Hansen Planetarium, a non-profit organization.

     R. Thayne Robson has been a director of the Company since June 1995. Since 1978, Mr. Robson has served as Director of the Utah Bureau of Economic and Business Research and as Professor of Management and Research and Professor of Economics for the University of Utah. Prior to joining the University of Utah faculty, Mr. Robson taught economics at the University of California Los Angeles and Harvard University. Mr. Robson currently serves as a director of ARUP Alliance, Inc., a medical test laboratory based in Salt Lake City, Utah; as a director of Western Mortgage, a Utah corporation engaged in mortgage banking and correspondence; and as a trustee of Aquila Rocky Mountain Equity Fund and Tax-Free Fund for Utah, mutual funds managed by Aquila Management Corporation, a New York corporation. Mr. Robson has been and continues to be involved in numerous civic and community endeavors, including serving as a member of the Utah Governor’s Economic Coordinating Committee since 1982, trustee of the Salt Lake Convention and Visitors’ Bureau since 1984, a special advisor and member of the Executive Committee of the Economic Development Corporation of Utah since 1985, ex-officio director of the Salt Lake Downtown Alliance since 1991, director of the Community Board of Salt Lake Valley/IHC Hospitals since 1992, and trustee of Crossroads Research Institute, a Utah non-profit research institute, since 1986. Mr. Robson holds Bachelor’s and Master’s Degrees in Economics from Utah State University.

     Randolph K. Rolf has been a director of the Company since June 1995. Until his retirement in March 1999, Mr. Rolf served as Chairman of the Board, President and Chief Executive Officer of Unitog Company (“Unitog”), a public company based in Kansas City, Missouri, which manufactured, sold and rented industrial uniforms. Unitog was acquired by Cintas Corporation in March 1999. Mr. Rolf served as Chairman of the Board of Unitog from May 1991 and as President and Chief Executive Officer from May 1988 until March 1999.

     Thomas K. Sansom has served as director of the Company since his appointment on February 8, 2000. In December 1999, Mr. Sansom was hired by the Company as Senior Vice President of the Company and President of the Company’s Commercial Division. From 1995 through 1998, Mr. Sansom was Senior Vice President of the Commercial Division for Accustaff Incorporated. From 1993 through 1995 Mr. Sansom was President and Chief Operating Officer of Nesco Service Company. During 1992 Mr. Sansom was self-employed. He served as Vice President of Operations at Interim Systems from 1988 through 1991. Mr. Sansom’s career in the staffing industry began in 1965 as an account executive with Kelly Services and he held a variety of positions with Kelly Services, Olsten Corp. and Interim. Mr. Sansom served on the board of directors of the ASA, formerly NATSS. Mr. Sansom holds a B.A. in Business Administration from Alma College in Alma, Michigan.

Committees, Meetings and Reports

     The Board of Directors has standing Audit and Compensation Committees. The members of the Audit Committee are Stanley R. deWaal (Chairperson), Jack A. Henry and R. Thayne Robson. The members of the Compensation Committee are Jack A. Henry, Randolph K. Rolf (Chairperson) and R. Thayne Robson.

     The Audit Committee met six times during the 2000 fiscal year. The functions of the Audit Committee include, without limitation: (i) to review and approve the selection of, and all services performed by, the Company’s independent auditors; (ii) to review the Company’s internal controls; and (iii) to review and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. Each member of the Audit Committee is independent from management of the Company. Since July 1998, the Audit Committee’s functions have been governed by a charter adopted by the Board of Directors. A copy of the Audit Committee charter, as amended and restated, is appended hereto as Exhibit A.

     The Compensation Committee met four times during the 2000 fiscal year. The Compensation Committee has oversight responsibility for all executive compensation and benefit programs of the Company. The Compensation Committee reviews and approves all executive compensation and benefit plans. Each member of the Compensation Committee is independent from management. The Compensation Committee’s functions are governed by a charter adopted by the Board of Directors.

     During the 2000 fiscal year, there were seven meetings held by the Board of Directors. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served.

Director Compensation

     During 2000 each non-employee director was paid a fee of $3,000 for each board meeting attended. Additionally, each non-employee member was paid a fee of $500 for each committee meeting attended. All directors are reimbursed for expenses in connection with attendance at board and committee meetings. Prior to 1999, each non-employee member of the Board of Directors was paid a fee of $1,000 for each board meeting attended. There was no fee paid for attendance at a committee meeting.

     The Company entered into a one-year consulting agreement with JoAnn W. Wagner, commencing July 1, 1995. Pursuant to the agreement, Ms. Wagner assisted and advised the Company with respect to identifying and evaluating potential acquisitions for the Company and negotiating the terms of such acquisitions. Ms. Wagner’s compensation under the agreement was $3,500 per month, which included the $1,000 per board meeting fee otherwise payable to Ms. Wagner as a director of the Company. At the conclusion of the initial one-year term of the agreement, the Company and Ms. Wagner agreed to extend the agreement, on the same terms and conditions, provided that the agreement could be terminated by either party upon 30 days’written notice. The consulting agreement with Ms. Wagner was cancelled effective August 4, 1997 by mutual consent when Ms. Wagner became an employee of the Company.

     Directors of the Company are also eligible to participate in the Company’s May 1995 Incentive Stock Option Plan (the “Incentive Plan”). Pursuant to the terms of the Incentive Plan, the Company issued 5,000 incentive stock options to each non-employee director on the effective date of the Company’s initial public offering, June 27, 1995. JoAnn W. Wagner and Samuel C. Freitag, who became directors subsequent to the Company’s initial public offering, were also issued 5,000 incentive stock options on the date they were elected as directors. The options, of which 20% were immediately exercisable on the date of grant and an additional 20% become exercisable on each of the next four anniversaries of the date of grant, are exercisable at a price equal to the fair market value of a share of Common Stock on the date of grant. Pursuant to the Incentive Plan, on the date of each annual meeting of the Company’s shareholders the Company will issue to each non-employee director an additional 1,000 incentive stock options. Accordingly, on May 17, 2000, the date of the Company’s 2000 annual meeting of shareholders, the Company issued to each non-employee director 1,000 incentive stock options under the Incentive Plan. The options issued in connection with the 2000 annual meeting of shareholders were immediately exercisable upon the date of grant at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. Additionally, the Company issued 2,500 options on August 24, 2000 to each non-employee director. Such options, of which 20% were immediately exercisable on the date of grant and additional 20% become exercisable on each of the next four anniversaries of the date of grant, are exercisable at a price equal to the fair market value of a share of Common Stock on the date of grant.

EXECUTIVE OFFICERS

     In addition to the information set forth above regarding Ms. Wagner and Mr. Sansom, certain biographical information is furnished with respect to the following executive officers of the Company:

     W. B. Collings currently serves as the Company’s Vice President, Treasurer and Assistant Secretary. Mr. Collings was appointed Treasurer in April 1998. Mr. Collings was appointed as Vice President on February 27, 1998 and as Assistant Secretary in April 1995. He joined the Company as the Controller in May 1993, a position he held until April 1998. From March 1991 to May 1993, Mr. Collings was self-employed as an accountant. From October 1978 until March 1991, Mr. Collings served as the Chief Financial Officer of Information Now, Inc., a Utah corporation engaged in developing, installing and supporting computer software. Mr. Collings obtained a B.S. degree in Business Administration from Brigham Young University in 1961, and thereafter completed two additional years of graduate study in accounting.

     Dennis N. Emery was appointed as the Company’s Senior Vice President of Finance and Controller in December 1999. Mr. Emery also currently serves as Vice President and Chief Financial Officer of Inteliant Corporation, a wholly owned subsidiary of the Company. Mr. Emery joined the Company in April 1998 as Vice President and Controller. From October 1988 until he joined the Company, Mr. Emery was employed as the Controller of Mountaineer Gas Company in Charleston, West Virginia. Prior to his employment with Mountaineer Gas Company, Mr. Emery was employed by Arthur Andersen LLP as Controller of its Washington D.C. office. Mr. Emery holds a B.S. Degree in Accounting from the University of Utah.

     Kevin Hardy joined the Company in August 2000 as Executive Vice President and Chief Financial Officer. From February 1998 until August 2000, Mr. Hardy was Chief Financial Officer and Vice President of Administration for Marker International, Salt Lake City, Utah, a manufacturer of ski and snowboard equipment and outerwear, with operations in Canada, Germany, Japan, Switzerland and the United States. From 1994 to 1998, Mr. Hardy was Chief Financial Officer of Marker U.S. Companies, Salt Lake City, Utah. From 1991 to 1994, Mr. Hardy was the Controller for Marker USA. Prior to his work at Marker, Mr. Hardy worked for American Express Traveler Cheque Operations as a Senior Financial Analyst from 1988 to 1991. From 1986 to 1989, Mr. Hardy was employed with Ernst & Young’s Salt Lake City, Utah office as an Audit Senior. Mr. Hardy currently serves as President, Chief Financial Officer and director of MKR Holdings, Salt Lake City, Utah. MKR Holdings is not currently engaged in the conduct of business and operates for the sole purpose of holding and subsequently liquidating its assets. Mr. Hardy received a B.A. in Accounting from Utah State University in 1986.

     John K. Morrison was appointed as Vice President of the Company on March 25, 1999. Mr. Morrison has served as Corporate Secretary of the Company since April 1995. Mr. Morrison was employed as General Counsel in January 1995. Prior to joining the Company in January 1995, Mr. Morrison was employed as an attorney for the Anti-Discrimination Division of the Utah Industrial Commission from July 1993 through December 1994. From October 1991 to July 1993, Mr. Morrison was engaged in the private practice of law in Salt Lake City, Utah. Mr. Morrison obtained his Juris Doctor degree in 1991 from the University of Utah. He obtained a B.A. in Political Science and a B.S. in Economics from the University of Utah in 1987.

EXECUTIVE COMPENSATION

     The compensation of JoAnn W. Wagner, the Company’s Chief Executive Officer during the 2000 fiscal year, the other executive officers of the Company whose total cash compensation for the 2000 fiscal year exceeded $100,000 and certain former executive officers or key employees of the Company (collectively, the “Named Officers”) is shown on the following pages in three tables and is discussed herein in a report from the Compensation Committee.

Summary Compensation Table

The following table sets forth, for the three most recent fiscal years of the Company, the compensation paid to the Named Officers:

Name and Position	Fiscal Year	Annual Compensation		Other Annual Compensation	Long Term Compensation Awards	All Other Compensation
		Salary	Bonus		Options
JoAnn W. Wagner (1)	2000	$334,997	$35,000	$ —	50,000	$ 2,561
Chairman of the Board,	1999	279,141	—	—	50,000	1,980
Chief Executive	1998	204,708	—	—	50,000	576
Officer and President

Thomas K. Sansom (2)	2000	199,992	20,000	—	—	26,188
Executive Vice	1999	—	—	—	25,000	—
President
President Commercial
Division

Richard J. Tripp (3)	2000	165,692	10,000	—	7,500	3,814
Senior Vice President	1999	189,476	—	—	7,500	4,139
	1998	150,000	31,868	—	10,000	3,720

John E. Schaffer (4)	2000	157,239	—	—	—	—
Senior Vice President	1999	230,000	—	—	40,000	238
President Inteliant	1998	200,000	—	—	20,000	—

Dennis N. Emery (5)	2000	138,466	14,000	—	5,000	248
Senior Vice President	1999	93,434	20,000	—	20,000	10,090
Finance	1998	69,934	—	—	12,500	141
Controller

Brad L. Stewart (6)	2000	127,886	—	—	50,000	12
Executive Vice	1999	2,019	—	—	50,000	—
President,
Chief Financial Officer

John K. Morrison (7)	2000	117,796	10,000	—	5,000	81
Vice President,	1999	93,275	—	—	20,000	54
Secretary and General	1998	82,822	—	—	10,000	22
Counsel

(1)   Ms. Wagner was appointed Chief Executive Officer of the Company on October 29, 1998. Bonus amount reflects bonus paid to Ms. Wagner in February 2001 for the 2000 fiscal year. Amounts listed under “All Other Compensation” reflect life insurance premiums paid by the Company for insurance coverage in excess of $50,000 and expense reimbursements treated as ordinary income.

(2)   Mr. Sansom was employed by the Company in December 1999. Compensation amounts for fiscal 2000 reflect compensation paid after Mr. Sansom’s date of hire; no compensation other than the options granted listed under “Long Term Compensation Awards – Options” was paid to Mr. Sansom for fiscal 1999. Bonus amounts reflect bonus payments paid to Mr. Sansom in February 2001 for the 2000 fiscal year. Amounts listed under “All Other Compensation” reflect life insurance premiums paid by the Company for insurance coverage in excess of $50,000, as well as $25,000 paid in fiscal 2000 related to Mr. Sansom’s relocation upon accepting employment with the Company.

(3)   Bonus amounts reflect bonus payments paid to Mr. Tripp in February 2001 and 1999 for the 2000 and 1998 fiscal years, respectively. Amounts listed under “All Other Compensation” include life insurance premiums paid by the Company for insurance coverage in excess of $50,000 and other insurance premiums paid in each year listed. On April 19, 2001, Mr. Tripp resigned as a director of the Company to be effective April 20, 2001 in connection with the elimination of his position as Senior Vice President of the Company.

(4)   Mr. Schaffer was employed by the Company in October 1997 in connection with the Company’s acquisition of JesCo Technical Services, Inc. Mr. Schaffer resigned as an officer and an employee of the Company effective June 14, 2000. Compensation amounts for fiscal 2000 reflect all salaries and wages, including paid leave, paid prior to Mr. Schaffer’s resignation. Amounts listed under “All Other Compensation” reflect life insurance premiums paid by the Company for insurance coverage in excess of $50,000.

(5)   Mr. Emery was employed by the Company in April 1998. Compensation amounts for 1998 reflect compensation paid after Mr. Emery’s date of hire. Bonus amounts reflect bonus payments paid to Mr. Emery in February 2001 and March 2000 for the 2000 and 1999 fiscal years, respectively. Amounts listed under “All Other Compensation” reflect life insurance premiums paid by the Company for insurance coverage in excess of $50,000 in each year listed, as well as $10,000 paid in fiscal 1999 related to Mr. Emery’s relocation upon accepting employment with the Company.

(6)   Mr. Stewart was employed by the Company in December 1999. Compensation amounts for 1999 reflect compensation paid after Mr. Stewart’s date of hire. Mr. Stewart resigned as an officer and an employee of the Company in August 2000 and was appointed to the Board of Directors at that time. Compensation amounts for 2000 reflect compensation paid prior to Mr. Stewart’s resignation. The amount listed under “All Other Compensation” reflects life insurance premiums paid by the Company for insurance coverage in excess of $50,000.

(7)   Bonus amounts reflect bonus payments paid to Mr. Morrison in February 2001 for the 2000 fiscal year. Amounts listed under “All Other Compensation” include life insurance premiums paid by the Company for insurance coverage in excess of $50,000.

Option Grants in Last Fiscal Year

     The following table sets forth the grants of options made by the Company during the 2000 fiscal year to the Named Officers. As of December 31, 2000, the Company had not granted any stock appreciation rights. All options granted, except as noted, are incentive stock options granted under the Incentive Plan.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
JoAnn W. Wagner(1)	50,000	17.0%	$4.313	01/03/10	$135,605	$343,651

Thomas K. Sansom(1)	—	—	—	—	—	—

Richard J. Tripp(1)(2)	7,500	2.5	2.563	08/24/10	12,087	30,630

John E. Schaffer(1)	—	—	—	—	—	—

Dennis N. Emery(1)	5,000	1.7	2.563	08/24/10	8,058	20,420

Brad L. Stewart(1)(3)	50,000	17.0	4.688	03/27/10	147,397	373,533

John K. Morrison(1)	5,000	1.7	2.563	08/24/10	8,058	20,420

(1)   Of the options granted, 20% were immediately exercisable on the date of the grant and an additional 20% become exercisable on each of the next four anniversaries of the date of the grant.

(2)   On April 19, 2001, Mr. Tripp resigned as a director of the Company to be effective April 20, 2001 in connection with the elimination of his position as Senior Vice President of the Company.

(3)   Pursuant to the Incentive Plan, the unvested portion of options awarded to Mr. Stewart were forfeited on September 1, 2000, the time of the effective date of his resignation as an officer and employee of the Company. Vested options which had been granted to Mr. Stewart were forfeited 90 days thereafter, pursuant to the Incentive Plan, due to Mr. Stewart’s failure to exercise his vested options during such period. The Incentive Plan provides for a formula award of 5,000 options to non-employee directors of the Company upon appointment; however, it also restricts the number of options granted in a given year to a single person to a maximum of 50,000. The Company determined that Mr. Stewart had reached the maximum amount of awards in fiscal 2000, and consequently did not award the 5,000 options to Mr. Stewart upon his appointment as a director.

     Additionally, the Company has adopted the Inteliant Corporation Stock Option Plan (the “Inteliant Plan”) for the benefit of Inteliant’s employees, officers and directors (see discussion of the Inteliant Plan under the Compensation Committee Report, which follows). The following table sets forth the grants of options made by the Company under the Inteliant Plan during the 2000 fiscal year to the Named Officers. As of December 31, 2000, the Company had not granted any stock appreciation rights. As of December 31, 2000, only non-qualified options had been granted.

Name	Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
JoAnn W. Wagner(1)	250,000	6.2%	$2.000	04/11/10	$314,400	$796,900

Dennis N. Emery(1)	50,000	1.2	2.000	04/11/10	62,900	159,400

John K. Morrison(1)	50,000	1.2	2.000	04/11/10	62,900	159,400

(1)   Of the options granted, 25% were immediately exercisable on the date of the grant and an additional 25% become exercisable on each of the next three anniversaries of the date of the grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

     The following table sets forth the number of unexercised options to acquire shares of Common Stock and the aggregate value of such options held by the Named Officers on December 31, 2000. None of the Named Officers exercised options to acquire shares of Common Stock during the 2000 fiscal year. As of December 31, 2000, the Company had not granted any stock appreciation rights to any of the Named Officers.

Name	Number of Unexercised Options at December 31, 2000		Value of Unexercised In-the Money Options at December 31, 2000 (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
JoAnn W. Wagner	89,240	85,760	$0.00	$0.00
Richard J. Tripp (2)	38,500	16,500	0.00	0.00
Dennis N. Emery	15,500	22,000	0.00	0.00
Thomas K. Sansom	10,000	15,000	0.00	0.00
John K. Morrison	21,800	23,200	0.00	0.00
Brad L. Stewart	—	—	0.00	0.00
John E. Schaffer	—	—	0.00	0.00

(1)   Reflects the difference between the exercise price of the unexercised options and the market value of shares of Common Stock on December 31, 2000. The last transaction of the Common Stock on December 29, 2000, the last trading date of the Company’s fiscal year, as reported by Nasdaq, was $1.75 per share.

(2)   On April 19, 2001, Mr. Tripp resigned as a director of the Company to be effective April 20, 2001 in connection with the elimination of his position as Senior Vice President of the Company.

Employment Agreements

     The Company entered into an employment agreement with Ms. Wagner on August 4, 1997 with an annualized salary of $140,000. Ms. Wagner’s salary was based on working two-thirds time. On February 27, 1998, Ms. Wagner’s annual salary was adjusted to $220,000 to reflect full-time employment with the Company and an increase in compensation. Effective April 1, 1999, Ms. Wagner’s employment agreement was amended to increase her annual salary to $300,000. Effective April 1, 2000, Ms. Wagner’s annual salary was increased to $350,000. Effective April 1, 2001, Ms. Wagner’s annual salary was increased to $360,000; however, Ms. Wagner has voluntarily delayed the effective date of such increase for an indefinite period of time. The term of Ms. Wagner’s agreement expires on December 31, 2003. The term is automatically renewable for successive one-year terms unless six months advance notice is given by either Ms. Wagner or the Company of an intent not to renew. The agreement provides that Ms. Wagner may be terminated for cause without any severance or other payments except for the salary and compensation earned through the date of such termination. If Ms. Wagner is terminated without cause, the Agreement provides that she will be paid two years’salary. If Ms. Wagner is terminated due to a change in control, she will be paid an amount equal to the greater of two years of annual salary or the remainder of the term, but in no event more than an amount which would trigger the provisions of Internal Revenue Code Section 280G(d) or any successor provision.

     Mr. Sansom is employed pursuant to an employment agreement executed in December 1999. The agreement was for an initial term that expired on December 31, 2000. The agreement automatically renews for successive one-year periods unless either the employee or the Company gives three months’prior notice of his or its intent not to renew. During 2000, neither party gave notice of an intent not to renew; therefore, the term was automatically extended for one year, to December 31, 2001. Mr. Sansom’s initial annual salary was $200,000. Effective April 1, 2000, his annual salary was increased to $210,000; however, Mr. Sansom has voluntarily delayed the effective date of such increase for an indefinite period of time. The agreement provides for certain severance payments in the event the employee is terminated without cause or if the Company determines not to renew the agreement for an additional term. The agreement also provides for the payment of one year’s salary in the event of a change in control.

     The Company has employment agreements with Messrs. Emery and Morrison, which do not have expiration dates. The agreements provide for the payment of six months’salary if the employee is terminated without cause. The agreements also provide for the payment of one year’s salary if the employee is terminated due to a change in control. Mr. Emery’s current annual salary is $140,000 and Mr. Morrison’s current annual salary is $135,000.

     Mr. Stewart was employed pursuant to an employment agreement executed in December 1999. The agreement was for a term expiring on December 31, 2000. The agreement provided for the payment of a minimum annual salary of $180,000. The agreement provided for certain severance payments in the event Mr. Stewart was terminated without cause or if the Company determined not to renew the agreement for an additional term. The agreement also provided for the payment of one year’s salary in the event of a change in control. Mr. Stewart resigned as an employee of the Company on August 17, 2000. The compensation amounts reported for Mr. Stewart in the Summary Compensation Table set forth above for fiscal years 1999 and 2000 represent compensation paid during Mr. Stewart’s term of employment. The Company made no severance payments to Mr. Stewart in connection with his resignation as an officer and employee of the Company.

     Effective April 18, 2001, the Company eliminated Mr. Tripp’s position with the Company, which resulted in the termination of his employment with the Company. In connection therewith, the Company agreed to continue to pay Mr. Tripp’s salary for a period of two years. In consideration of the severance payments, which are in excess of the six months’severance set forth in Mr. Tripp’s employment agreement, Mr. Tripp has agreed to release any and all claims against the Company and will be reasonably available to the Company during the severance period to answer questions and to provide information and consulting services with respect to the operations he supervised. The term of certain restrictive covenants contained in Mr. Tripp’s employment agreement was extended from one to two years. The Company initially employed Mr. Tripp in April 1973. Pursuant to the terms of his employment agreement, effective April 1, 2001, the annual salary payable to Mr. Tripp was $170,000.

     In connection with the Company’s acquisition of JesCo Technical Services, Inc., on October 1, 1997 Mr. Schaffer became employed pursuant to a written employment agreement with Inteliant with an annualized salary of $200,000. In connection with Mr. Schaffer’s appointment as President of Inteliant, his employment agreement was amended effective April 1, 1999 to increase his annualized salary to $240,000. The employment agreement provided for the payment of one year’s salary in the event of a change in control, which results in the termination of Mr. Schaffer’s employment with Inteliant. The Agreement also provided that if Mr. Schaffer is terminated without cause prior to the end of the term that he would be paid for the remainder of the term, but in no event more than one year’s salary or less than six months’salary. Mr. Schaffer resigned as an employee and officer of the Company effective June 15, 2000. The compensation amounts reported for Mr. Schaffer in the Summary Compensation Table set forth above for fiscal year 2000 represent compensation paid during such year for services rendered prior to Mr. Schaffer’s resignation from employment. The Company made no severance payments to Mr. Schaffer in connection with his resignation.

     The currently effective employment agreements described above terminate upon the death or disability of the officer or employee or termination of the employment of the officer or employee for cause. The agreements also contain covenants of the officers or employees that, during the term of their employment and continuing for a specified period after the termination of their employment for any reason, with or without cause, they will not compete with the Company nor disclose or make use of confidential information of the Company. The officers and employees are also subject to the confidentiality and limited non-solicitation agreements executed by the Company’s regular employees. Each executive officer of the Company is eligible to receive bonuses pursuant to a bonus plan approved by the Compensation Committee. The bonus plan provides for payment of bonuses based on the executive officer and the Company each achieving targets established by the Compensation Committee. Each executive officer may also be awarded a bonus based on the discretion of the Compensation Committee. In addition, each executive officer receives benefits generally provided to other employees of the Company including, without limitation, 401(k) retirement plan, deferred compensation plan, C-125 cafeteria plan, health plan, short and long term disability and life insurance.

     Incentive Plan. The Company adopted the SOS Staffing Services, Inc. Stock Incentive Plan in 1995 (the “Incentive Plan”). The purpose of the Incentive Plan is to grant options to executive officers in order to align the long-term interests of such officers with those of the Company’s shareholders. The Incentive Plan is administered by the Compensation Committee. In 2000, the Compensation Committee granted options to purchase 150,000 shares of Common Stock to executive officers of the Company, which amount represents option grants to persons who currently are executives officers or were executives officers at the time of the grant, whether or not they are Named Officers. These options vest over a four-year period and expire ten years from the grant date. If an executive officer’s employment terminates prior to the applicable vesting date, the officer generally forfeits all options that have not yet vested. The Compensation Committee believes that the grant of these options to executive officers is highly desirable, because it motivates these officers to continue their employment with the Company and creates strong incentives to maximize the growth and profitability of the Company. As of December 31, 2000, executive officers of the Company held options to purchase an aggregate of 383,800 shares of Common Stock granted pursuant to the Incentive Plan since its inception in 1995, which amount represents options held by persons who currently are executive officers or were executive officers as of December 31, 2000.

     Inteliant Plan. In an effort to remain competitive and to attract and retain the information technology employees needed to achieve the Inteliant business plan, the Company, as sole shareholder, approved the adoption of the Inteliant Corporation 2000 Stock Option Plan (the “Inteliant Option Plan”) for the benefit of Inteliant’s employees, officers and directors. The Inteliant Option Plan, administered by Inteliant’s board of directors, allows for the grant of options to purchase a maximum of 10,000,000 shares of Inteliant common stock (the Company owns all 30,000,000 shares of Inteliant common stock that are issued and outstanding). The number of options to be granted, the vesting schedule of such grants and other conditions of each grant are established by Inteliant’s board of directors. The grants will be issued at the fair market value as determined in good faith by the Inteliant board of directors. The Company and Inteliant’s board of directors have engaged an independent third party valuation firm to determine the fair market value of Inteliant common stock for purposes of the Inteliant Option Plan.

     In 2000, the Compensation Committee granted options to purchase 350,000 shares of Inteliant common stock to certain executive officers with management or other responsibilities related to Inteliant, which amount represents option grants to persons who currently are executive officers or were executive officers at the time of the grant, whether or not they are Named Officers. As of December 31, 2000, executive officers held options to purchase an aggregate of 350,000 shares of Inteliant common stock granted pursuant to the Inteliant Option Plan since its inception in 2000, which amount represents options held by persons who currently are executive officers or were executive officers as of December 31, 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act of 1934 requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all such filings were timely.

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Compensation Committee and the Performance Graph set forth on page 21 hereof shall not be incorporated by reference in any such filings.

COMPENSATION COMMITTEE REPORT

     General. The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Committee”), which is responsible for establishing the policies and amounts of compensation for the Company’s executive officers. The Committee is composed of three independent directors, Jack A. Henry, Randolph K. Rolf and R. Thayne Robson. Mr. Henry was appointed to the Committee on April 11, 2001 to replace Samuel C. Freitag, who resigned as a director of the Company. The Committee has oversight responsibility for executive compensation and executive benefit programs of the Company, including the SOS Staffing Services, Inc. Stock Incentive Plan (the “Incentive Plan”).

     The Committee has responsibility for all compensation matters for the Company’s Chairman, President and Chief Executive Officer and the other executive officers of the Company (the “Key Executives”). The Committee determines the amount of non-cash compensation under the Incentive Plan as well as any cash bonuses paid to the Key Executives.

     In determining the amount and composition of executive compensation for the Key Executives and administering the Incentive Plan, the Committee is guided by the following fundamental objectives: (i) attracting and retaining outstanding executive officers; (ii) administering the grants to Key Executives of options to acquire shares of Common Stock; and (iii) ensuring that a substantial portion of Key Executives’compensation is variable and is tied to quantifiable measures of the Company’s performance.

     The Committee’s application of these principles is discussed in greater detail below.

     Key Executive Compensation. Since the formation of the Committee in 1995, Key Executive compensation has consisted of annual salaries established pursuant to employment agreements executed by the Company and the Key Executives, and additional compensation in the form of cash bonuses and stock options as the Committee, in its discretion, may award. Pursuant to employment agreements entered into between the Company and the Key Executives, the annual salaries of the Key Executives have been fixed at amounts that were deemed competitive for executives with comparable ability and experience, taking into account existing salaries and employment agreements of executives in companies comparable in size and complexity to the Company. The Committee, through the Company, has engaged third party compensation experts to provide competitive salary and other compensation data to aid in its decisions regarding compensation for the Key Executives.

     CEO Compensation. JoAnn W. Wagner has served as the Chief Executive Officer since October 29, 1998. Ms. Wagner has served as Chairman of the Board since February 27, 1998 and was previously Vice Chairman and Executive Vice President. Ms. Wagner’s compensation is determined pursuant to the principles described above and by the terms of her employment agreement. The Committee believes Ms. Wagner’s compensation fairly and accurately recognizes her vision and leadership in continuing to integrate the Company’s acquisitions, overseeing the disposition of Inteliant Corporation’s Consulting Division and implementing the Company’s business strategy.

     Cash Bonus Awards. Since November 1996, the Committee has had in effect bonus plans with targets based on the percentage increase of earnings per share on an annual basis and the internal sales growth over an annual or longer period. The Committee has reviewed the plans annually to determine whether they remain appropriate in terms of the bonuses awarded as a percentage of salary for each Key Executive, the targeted performance and the percentage weight given to each target in determining bonuses.

     In February 2000, the Committee adopted the 2000 bonus plan (the “2000 Plan”) to be effective for the 2000 fiscal year. Under the 2000 Plan, bonuses were granted based on the Committee’s discretion as well as on achieving targets related to growth in sales, exclusive of acquisitions, and earnings per share. The 2000 Plan provided that the Chief Executive Officer would be paid an amount equal to 60% of her salary if all of the targets established by the Committee were achieved. If the targets were exceeded, the Chief Executive Officer could have received up to 108% of her salary as a bonus based on the Company’s performance. The other Key Executives also were subject to the 2000 Plan, but with varying targets based on a percentage of salary and maximum bonus amounts. Key Executives with direct operational responsibility were subject to a modified version of the 2000 Plan based on the performance of the operating units for which they had responsibility.

     In fiscal 2000, the Committee determined to pay a discretionary bonus of $35,000 to JoAnn W. Wagner. The Committee also determined to pay discretionary bonuses to other Key Executives as permitted under the 2000 Plan. Key Executives with direct operational responsibilities also were paid a discretionary bonus as well as a bonus based on achieving the threshold internal sales growth for their respective operating units.

     In connection with the sale of Inteliant Corporation’s Consulting Division in December 2000, the Committee has established a special bonus relating to the collection of the outstanding accounts receivable of approximately $8.9 million retained by the Company as part of the transaction. Upon the collection of approximately 90% of said accounts receivable, certain Key Executives, including the Chief Executive Officer, who are supervising the collection of the accounts receivable shall be paid a bonus, not to exceed 10% of the base salary of each such Key Executive in effect at the time of the transaction.

     In February 2001, the Committee adopted the 2001 bonus plan (the “2001 Plan”). The 2001 Plan retains the individual performance component of the 2000 Plan but replaces the revenue growth component with an expense control based on a reduction in selling, general and administrative expenses and a gross profit percentage target. The earnings per share growth component has been replaced by a specific earnings per share target. For Key Executives with direct operational responsibility, these targets are based on the performance of such individual’s business unit only. The 2001 Plan provides that the Chief Executive Officer will be paid an amount equal to 60% of her salary if all of the targets established by the Committee are achieved. If the targets are exceeded, the Chief Executive Officer could receive up to 108% of her salary as a bonus based on the Company’s and her individual performance. The other Key Executives also are subject to the 2001 Plan, but with varying targets based on a percentage of salary and maximum bonus amounts.

     The purpose of the 2001 Plan is to create realistic measurable performance targets and to focus management on areas critical to the continuing success of the Company. The Committee intends to set new performance targets each fiscal year, but to retain the formula for determining bonuses.

     Stock Option Program. The SOS Staffing Services, Inc. Stock Incentive Plan is the Company’s long-term incentive plan for providing and incentive to key employees and directors of the Company and its subsidiaries.

     Other Compensation Plans. The Company has a number of other broad-based employee benefit plans in which the Key Executives participate on the same terms as other Company employees meeting the eligibility requirements, subject to any legal limitations on the amounts that may be contributed to or benefits payable under the plans. These include:

i.	The Company’s cafeteria plan administered pursuant to Section 125 of the Internal Revenue Code of 1996, as amended (the “Code”);

ii.	The Company’s 401(k) plan, pursuant to which the Company makes discretionary matching contributions. Key Executives and other employees employed by the Company who are determined to be highly compensated for purposes of the Code are not entitled to participate in the Company’s 401(k) plan. Effective January 1, 2000, the highly compensated employees of Inteliant, including Key Executives employed by Inteliant, became able to participate in the 401(k) plan. The Company has received a favorable determination from the Internal Revenue Service treating Inteliant as a separate line of business for 401(k) discrimination testing purposes. In March 2001, the Company matched one-third of the contributions made by eligible employees during 2000. The Company’s match was capped at $2,000 per participant.

iii.	The Company’s non-qualified deferred compensation plan for Key Executives, other executive officers and other key employees of the Company. As discussed above, historically, highly compensated employees have not been able to effectively participate in the Company’s 401(k) plan. The Company maintains the deferred compensation plan to enable its Key Executives and other key employees to have an effective alternative for retirement savings. The Company may at its discretion make matching contributions to the plan. In March 2001, the Company matched one-third of the contributions made by eligible employees during 2000. The Company’s match was capped at $2,000 per participant.

18

iv.	The Company’s non-qualified employee stock purchase plan. The plan permits after-tax payroll deductions to purchase shares of Common Stock. The Company pays the administrative costs and commissions related to the plan. Each employee has a separate brokerage account that holds the shares. Due to the non-qualified nature of the plan, Key Executives have not participated.

v.	The Company’s Employee Benefit Plan, an ERISA-based health and welfare plan. The Company pays a percentage (up to 100%) of the premium based on years of service with the Company and time of hire.

vi.	Short- and Long-Term Disability Plan. The Company pays 100% of the premium and expense related to the plan.

vii.	Life Insurance Plan. The Company pays 100% of the premium for term insurance for each employee, including the Key Executives, for life insurance with a face amount equal to each employee’s annual base salary. The amount is capped at $300,000.

     Benefits. The Company provides to the Key Executives medical benefits under the Company’s Employee Benefit Plan that are generally available to the Company’s staff employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed ten percent of salary for fiscal 2000.

     Executive Compensation Philosophy. The Committee believes the Company’s executive compensation program has enabled the Company to attract, motivate and retain senior management by providing competitive total compensation based on performance. Competitive base salaries that reflect each individual’s level of responsibility and annual variable performance-based cash incentive awards are important elements of the Company’s compensation philosophy. The Committee also believes the grant of options under the Incentive Plan aligns interests of the executive officers with shareholders. The Committee believes the Company’s executive compensation program strikes an appropriate balance between short- and long-term performance objectives.

Respectfully submitted, Randolph K. Rolf, Chairman, Jack A. Henry R. Thayne Robson

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PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative shareholder return for the Common Stock for the period beginning December 29, 1995 to the fiscal year ended December 31, 2000, as well as the cumulative total return for the NASDAQ Composite Index and a Peer Group Index for the same period.

     The Peer Group Index is a staffing services composite index published by the Staffing Industry Report, an industry trade publication and comprised of the following 12 publicly traded staffing companies: CDI Corp., the Company, Kelly Services, Inc., kforce.com, Inc., Labor Ready, Inc., Manpower, Inc., Modis Professional Services, Inc., On Assignment, Inc., Personnel Group of America, Inc., RemedyTemp, Inc., Robert Half International, Inc. and Spherion Corp.

     The performance graph assumes that $100 was invested at the market close on December 29, 1995 and that dividends, if any, were reinvested for all companies, including those on the NASDAQ Composite Index and the Peer Group Index. The Company paid no dividends during the periods.

     The stock price performance shown on this graph is not indicative of future price performance of the Common Stock.

	12/95	3/96	6/96	9/96	12/96	3/97	6/97	9/97	12/97	3/98	6/98	9/98	12/98	3/99	6/99	9/99	12/99	3/00	6/00	9/00	12/00

COMPANY	100	119	128	120	112	119	165	197	201	283	187	156	77	82	56	62	47	47	33	27	19
PEER GROUP	100	105	113	117	123	116	138	161	151	176	181	163	212	238	261	267	395	443	385	355	237
NASDAQ STOCK MARKET (U.S.)	100	117	137	135	126	132	167	186	180	217	209	153	166	129	132	122	150	161	166	172	154

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PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information as of April 12, 2001 with respect to the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each Named Officer and by all directors and officers as a group. Unless noted otherwise, the Company believes each person named below has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed without taking into account treasury shares held by the Company and are based on 12,691,398 shares of Common Stock outstanding as of April 12, 2001:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Sandra E. Reinhold	2,782,200	(1)	21.92%
P.O. Box 730
Midway, UT 84049

Richard D. Reinhold	2,782,200	(1)	21.92%
P.O. Box 730
Midway, UT 84049

Fleet Boston Corporation	1,076,860	(2)	8.48%
One Federal Street
Boston, MA 02110

Lord, Abbet & Co.	993,999		7.83%
767 Fifth Avenue
New York, NY 10153-0203

Dimensional Fund Advisors Inc.	890,100	(3)	4.65%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Brinson Partners, Inc.	749,753	(4)	5.91%
209 South LaSalle
Chicago, IL 60604-1295

JoAnn W. Wagner	132,590	(5)	*
Randolph K. Rolf	78,675	(5)(6)	*
Richard J. Tripp	42,604	(5)(7)(8)	*
John K. Morrison	28,955	(5)(7)	*
R. Thayne Robson	22,100	(5)	*
Stanley R. deWaal	21,100	(5)	*
Dennis N. Emery	17,500	(5)	*
Thomas K. Sansom	16,000	(5)	*
Brad L. Stewart	5,000	(5)	*
Jack A. Henry	2,000	(5)	*
All officers and directors	366,524	(5)(7)	2.89%
as a group (10 persons)

* Less than one percent of outstanding shares

(1)   Of the shares reflected as beneficially owned by Sandra E. Reinhold and Richard D. Reinhold, 1,353,600 shares are held of record by Sandra E. Reinhold, 1,348,600 shares are held of record by Richard D. Reinhold and 80,000 shares are held of record by Reinhold Limited, a family limited partnership of which Richard D. Reinhold and Sandra E. Reinhold are general partners.

(2)   Based on schedules filed with the Securities and Exchange Commission, the Company believes that Fleet Boston Corporation has sole voting power of 733,060 shares reflected as beneficially owned. It has sole dispositive power over all 1,076,860 shares reflected.

(3)   Based on schedules filed with the Securities and Exchange Commission, the Company believes that Dimensional Fund Advisors, Inc. possesses voting or investment power of the shares reflected in its role as an investment advisor or manager.

(4)   Based on schedules filed with the Securities and Exchange Commission, the Company believes that Brinson Partners, Inc. is an indirect wholly-owned subsidiary of UBS AG, Zurich, Switzerland.

(5)   The share amounts indicated include shares subject to currently exercisable options granted under the Incentive Plan held by the following persons in the following amounts: JoAnn W. Wagner, 99,240 shares; Randolph K. Rolf, 21,100 shares; Richard J. Tripp, 38,500 shares; John K. Morrison, 25,800 shares; R. Thayne Robson, 21,100 shares; Stanley R. deWaal, 21,100 shares; Dennis N. Emery, 17,500 shares; Thomas K. Sansom, 16,000 shares; Brad L. Stewart, 2,000 shares; Jack A. Henry, 2,000 shares; and all officers and directors as a group, 264,340 shares.

(6)   The share amounts indicated for Randolph K. Rolf include 57,575 shares owned of record by the Randolph K. Rolf Trust.

(7)    The share amounts indicated include shares of Common Stock held in the Company’s 401(k) plan by the following persons in the following amounts: Richard J. Tripp, approximately 104 shares; John K. Morrison, approximately 105 shares; and all officers and directors as a group, 209 shares. The number of shares held in the Company’s 401(k) plan is based on plan information available on December 31, 2000, the last statement date of the plan.

(8)   On April 19, 2001, Richard J. Tripp resigned as a director of the Company to be effective April 20, 2001 in connection with the elimination of his position as Senior Vice President of the Company.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Audit Committee shall not be incorporated by reference in any such filings.

AUDIT COMMITTEE REPORT

General. The Board of Directors has formed an Audit Committee (the “Committee”), which has the following responsibilities: (i) to review and approve the selection of, and all services performed by, the Company’s independent auditors; (ii) to review the Company’s internal controls; and (iii) to review and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. The Committee is composed of three independent directors, Stanley R. deWaal (Chairman), Jack A. Henry and R. Thayne Robson. Mr. Henry was appointed to the Committee on April 11, 2001 to replace Samuel C. Freitag, who resigned as a director of the Company. Since July 1998, the Audit Committee’s functions have been governed by a charter adopted by the Board of Directors. A copy of the Audit Committee charter, as amended and restated, is appended hereto as Exhibit A.

Report on Specific Items. The Committee reports as follows:

(i)	That it has reviewed and discussed the audited financial statements with management;

(ii)	That it has discussed with the independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented;

(iii)	That it has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No.1, as may be modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence; and

(iv)	Based on the review and discussions referred to in items (i) to (iii) above, it recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K, for the last fiscal year for filing with the Commission.

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Fiscal 2000 Audit Fee Summary and Disclosure.

During fiscal year 2000, the Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

Audit Fees	$198,980
Financial Information Systems Design
and Implementation Fees	$ 32,381
All Other Fees	$132,939

     The Audit Committee has considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

     “All Other Fees” includes (i) tax planning and preparation of tax returns of the Company, (ii) employee benefit plan audit and (iii) research and consultation on various accounting issues not related to information systems design and implementation.

Respectfully submitted, Stanley R. deWaal, Chairman Jack A. Henry R. Thayne Robson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases its corporate office building from the adult children of Richard D. and Sandra E. Reinhold pursuant to a lease agreement that expires in March 2005. The Company has the option to extend the term by a period of ten years by giving at least 180 days’notice of intent to exercise such option. The lease, which was amended as of January 1995 to include additional space, provides for future minimum annual lease payments amounting to approximately $85,000. The Company paid approximately $83,000, $81,000 and $81,000 as lease payments for fiscal years 2000, 1999 and 1998, respectively. The Company believes that the terms of the lease are at least as favorable as the terms that could have been obtained from an unaffiliated third party in a transaction negotiated at arm’s length.

     During 1999 the Company contributed approximately $297,000 in cash and other assets to a joint venture with a former employee whereby the Company acquired 49% of the newly-formed venture, Bency & Associates, LLC (“Bency”). The joint venture is being accounted for using the equity method of accounting. As part of the agreement, the Company agreed to provide a credit facility of $500,000 terminating December 31, 2000. At December 31, 2000 borrowings under this note receivable were approximately $500,000. Interest earned for fiscal 2000 was approximately $24,000. Under the original terms of the note receivable, Bency was to repay the entire outstanding balance by December 31, 2000, but was unable to satisfy the terms of that agreement. Consequently, the Company has established reserves for the entire amount due at December 31, 2000. Subsequent to year-end, the terms of the note receivable were renegotiated as follows: Bency will make monthly interest payments at a fixed rate of 9.0% through December 31, 2001. Beginning January 2002, Bency will make monthly principal and interest payments of approximately $16,000 for the succeeding 36 months.

     During 2000 the Company retained George K. Baum & Company to provide services in connection with the sale of Inteliant Corporation’s Consulting Division. Total fees paid pursuant to the agreement were $400,000 ($150,000 in 2000 and $250,000 in 2001). George K. Baum & Company is an affiliate of George K. Baum Merchant Banc. Samuel C. Freitag, who was a director of the Company until April 11, 2001, is Senior Managing Director of George K. Baum Merchant Banc. The Company believes that the terms of the agreement were at least as favorable as the terms that could have been obtained from an unaffiliated third party in a transaction negotiated at arm’s length.

PROPOSAL 2
RATIFICATION OF SELECTION OF AUDITOR

     The Audit Committee of the Board of Directors has recommended, and the Board of Directors has selected, the firm of Arthur Andersen LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 30, 2001, subject to ratification by the shareholders of the Company. Arthur Andersen LLP has acted as independent auditor for the Company since 1995. The Board of Directors anticipates that one or more representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The Board of Directors unanimously recommends that shareholders vote FOR ratification of the appointment of Arthur Andersen LLP as the Company’s independent auditor.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

     Proposals which shareholders desire to have included in the Company’s proxy materials relating to the annual meeting of shareholders to be held in the 2002 calendar year must be received by John K. Morrison, Vice President, General Counsel and Secretary of the Company, at the Company’s executive offices, 1415 South Main Street, Salt Lake City, Utah, 84115, no later than December 22, 2001 in order to be considered for possible inclusion in such proxy materials.

     Pursuant to rules adopted by the Securities and Exchange Commission, if a shareholder intends to propose any matter for a vote at the annual meeting of shareholders to be held in the 2001 calendar year, but fails to notify the Company of such intention prior to March 9, 2002, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

ADDITIONAL INFORMATION

     The Company will provide, without charge to any person from whom a proxy is solicited by the Board of Directors, upon written request of such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the Company’s 2000 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to:

Investor Relations Department SOS Staffing Services, Inc. 1415 South Main Street Salt Lake City, UT 84115

26

EXHIBIT A

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

     The Board of Directors of SOS Staffing Services, Inc. (the “Company”) hereby constitutes and establishes an Audit Committee (the “Committee”) with authority, responsibility and specific duties as described below.

I. COMPOSITION

     The Committee shall be comprised of three independent directors each of whom is financially literate. At least one of the Committee members must have accounting or financial management expertise sufficient to meet the requirements of the National Association of Securities Dealers. One of the members shall be appointed Committee Chairman by the Board of Directors.

     An independent director means a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

a)	a director who is employed by the Company or any of its affiliates, including any predecessor in interest, for the current year or for any of the past three years;

b)	a director who accepts any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

c)	a director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer. Immediate family includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in such person’s home;

d)	a director who is a partner in, or a controlling shareholder or an executive officer of, any for profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company securities) that exceed 5% of the Company’s or the business organization’s consolidated gross revenue for that year, or $200,000, whichever is more, in any of the past three years;

e)	a director who is employed as an executive of another entity where any of the Company’s executives serve on that entity’s compensation committee;

     A director shall be considered financially literate if he or she can read and understand financial statements, including the Company’s balance sheet, income statement and cash flow statement or can become able to do so within a reasonable period after joining the Committee.

     Past employment in finance or accounting, professional certification in accounting or comparable experience, or other background education or experience that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities shall be indicative of a director’s accounting or related financial management expertise.

II. AUTHORITY

     The Committee shall be vested with all powers and authority necessary to implement and accomplish its responsibilities and duties set forth herein. Additionally, the Committee may be requested by the Board of Directors to investigate any activity of the Company, and all employees are directed to cooperate as requested by members of the Committee. The Committee is empowered to retain persons having specific competence as necessary to assist the Committee in fulfilling its responsibilities and duties.

III. RESPONSIBILITY

     The Board of Directors and the Committee, as representatives of the shareholders, shall have the authority and responsibility to select, evaluate and replace the outside auditors of the Company (or to nominate outside auditors to be proposed for shareholder approval in any proxy statement). The Committee is to serve as a focal point for communication between the Board of Directors, outside auditors, and the Company’s management regarding financial accounting, reporting and controls. The Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and all of its subsidiaries and the sufficiency of auditing relative thereto. It is to be the Board of Director’s principal agent in ensuring the independence of the Company’s outside auditors, the integrity of management and the adequacy of disclosures to shareholders. The opportunity for the outside auditors to meet with the entire Board of Directors as needed is not to be restricted, however.

IV. MEETINGS

     The Committee shall meet at least four times per year prior to any earnings announcement to discuss with the outside auditors all factors relevant to the earnings release and as many times as the Committee deems necessary. The Committee shall meet privately with the outside auditors whenever the Committee deems it necessary or desirable. Reasonable notice of all Committee meetings should be given to all meeting participants so that there is adequate time for preparation for any such meeting.

V. ATTENDANCE

     Members of the Committee are to be present at all meetings. As necessary or desirable, the Committee Chairman may request that members of the Company’s management, and representatives of the outside auditors be present at meetings of the Committee.

VI. MINUTES

     Minutes of the Committee are to be prepared and sent to Committee members and the Company’s Board of Directors who are not members of the Committee. Copies are to be provided to the outside auditors.

VII. SPECIFIC DUTIES

The Committee is to:

1.	Inform the outside auditors that they are ultimately accountable to the Committee and the Board of Directors, as representatives of the shareholders, and that the Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate, and where appropriate replace the outside auditors.

2.	Inform the outside auditors and the Company’s management that the outside auditors and the Committee may communicate with each other at all times; and any member of the Committee may call a meeting whenever he deems it necessary.

3.	Review with the Company’s management and the outside auditors the Company’s policies and procedures to reasonably ensure the adequacy of internal accounting and financial controls.

4.	Have familiarity with accounting and reporting principles and practices applied by the Company in preparing its financial statements.

5.	Review, prior to the annual audit, the scope and general extent of the outside auditor’s audit examination, including their engagement letter. The outside auditor’s fees are to be arranged with the Company’s management and annually summarized for Committee review. The Committee’s review should entail an understanding from the outside auditors of the factors considered by the accountant in determining the audit scope including:

•	Industry and business risk characteristics of the Company.

•	External reporting requirements.

•	Materiality of the various segments of the Company’s consolidated and nonconsolidated activities.

•	Quality of internal accounting controls.

•	Extent of involvement of internal audit in the audit examination.

•	Other areas to be covered during the audit engagement.

6.	Review with the Company’s management the extent of non-audit services planned to be provided by the outside auditors in relation to the objectivity needed in the audit.

7.	Review various items with the Company’s management and the outside auditors prior to the annual audit financial results for the year. This review is to encompass:

•	Significant transactions not a normal part of the Company’s operations or significant adjustments that are being considered by the outside auditors. The review of such transactions would be made prior to the release of financial results to the public.

•	Changes, if any, planned during the year in the Company’s accounting principles or their application.

8.	Evaluate the cooperation received by the outside auditors during their audit, including their access to all requested records, data and information. Also, elicit the comments of the Company’s management regarding the responsiveness of the outside auditors to the Company’s needs. Inquire of the outside auditors whether there have been any disagreements with the Company’s management, which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company’s financial statements.

9.	Discuss with the outside auditors the quality of the Company’s financial and accounting personnel and any relevant recommendations which the outside auditors may have regarding “material weaknesses”or “reportable conditions”. Topics to be considered during this discussion include improving internal financial controls, the selection of accounting principles and the response of the Company’s management to the “letter of comments and recommendations”from the outside auditors.

10.	Require the outside auditors to submit a formal written statement delineating all relationships between the outside auditors and the Company, consistent with Independence Board Standard 1.

11.	To actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors.

12.	Discuss with the outside auditors any other relevant matters, as determined appropriate by the Committee or the Board of Directors.

13.	Recommend that the full Board of Directors take appropriate action to ensure the independence of the outside auditors.

14.	Discuss with the Company’s management the adequacy, scope, integrity and quality of internal accounting and financial controls and information systems in effect.

15.	Apprise the Board of Directors, through minutes and special presentations as necessary, of significant developments identified during the course of performing the duties specified herein.

16.	Review and reassess this charter annually and recommend to the Board of Directors any appropriate changes, either to the Charter or in the Committee’s duties or responsibilities.

17.	Recommend annually to the Board of Directors the retention or replacement of the outside auditors.

Adopted by unanimous consent of the Board of Directors of the Company on May 17, 2000.

/s/ John K. Morrison ———————————— John K. Morrison, Secretary

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